     Exhibit 10.28

CREDIT AGREEMENT

     CREDIT AGREEMENT dated as of June 4, 2001 among IMPATH INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019, and IMPATH PREDICTIVE ONCOLOGY, INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019 and IMPATH-BIS INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019 and MEDICAL REGISTRY SERVICES, INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019 and IMPATH-BCP INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019 and IMPATH-PCRL INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019 and IMPATH-HDC, INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019 and IMPATH INFORMATION SERVICES, INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019 (each of the foregoing, a “Borrower” and collectively the “Borrowers”), and each of the financial institutions identified as Lenders on Schedule 1 annexed hereto and made a part hereof (together with each of their successors and assigns, referred to individually as a “Lender” and, collectively, as the “Lenders”), and FLEET NATIONAL BANK, a national banking association with an office at 1185 Avenue of the Americas, New York, New York 10036 (the “Bank”), acting in the manner and to the extent described in Article IX hereof (in such capacity, the “Agent”).

Article I.

DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     “Accounts” means all of each Borrower’s now owned and hereafter acquired, present and future, accounts, contract rights, chattel paper, documents, and instruments, including without limitation, all obligations to each Borrower for the payment of money, whether arising out of each Borrower’s sale of goods or rendition of services or otherwise.

     “Affiliate” means any Person (a) which directly or indirectly controls, or is controlled by, or is under common control with, Borrower or a Subsidiary; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of a Borrower or any Subsidiary; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by a Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” means this Credit Agreement, as amended, supplemented, or modified from time to time.

     “Alternate Base Rate” means the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus .50 % per annum.

     “Alternate Base Rate Loan” or “ABR Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the Alternate Base Rate.

     “Applicable Margin” means:

If the ratio of Total Funded Debt to Pro Forma EBITDA as set forth in Section 7.03 hereof is:

	APPLICABLE MARGIN
	LIBOR	ABR
Equal to or Greater than 2.0 to 1.0	1.75%	.000%

Equal to or Greater than 1.5 to 1.0
but less than 2.0 to 1.0	1.50%	.000%

Less than 1.5 to 1.0	1.25%	.000%

The determination of the applicable percentage pursuant to the table set forth above shall be made on a quarterly basis based on an examination of the financial statements of Borrowers and Subsidiaries which financial statements, whether annual or quarterly, shall indicate that there exists no Default or Event of Default hereunder. Each determination of the Applicable Margin shall be effective as of the first day of the calendar month following the date on which the financial statements on which such determination was based were received by the Agent. In the event that financial statements for the four full fiscal quarters most recently completed prior to such date of determination have not been delivered to the Agent in compliance with Section 5.08(a) or 5.08(b), then the Agent may determine, in its reasonable judgment, the ratio referred to above that would have been in effect as at such date, and, consequently, the Applicable Margin in effect for the period commencing on such date.

     “Borrowing Base” means:

Up	to that sum which is the lesser of:

(a)	the Revolving Facility Amount; and

(b)	the sum of:

(i)	85% of Eligible Accounts from Medicare, and

(ii)	75% of Eligible Accounts from commercial insurers, hospitals, clinics, and corporate clients.

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     “Borrowing Base Certificate” means the certificate annexed hereto as Exhibit A.

     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York are authorized or required to close under the laws of such state and, if the applicable day relates to LIBOR Rate Loan, LIBOR Interest Period, or notice with respect to a LIBOR Rate Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

     “Capital Event” means any event which increases capital on the balance sheet, including, but not limited to, issuance of stock, write up of assets, etc.

     “Capital Expenditures” mean any expenditures for fixed or capital assets.

     “Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

     “Closing Date” means June __, 2001.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

     “Collateral” means any and all assets, rights and interests in or to property of each Borrower, Guarantors and the Subsidiaries pledged from time to time pursuant to a Security Agreement or any of the other Loan Documents, whether now owned or hereafter acquired, including, without limitation, all accounts, chattel paper, deposit accounts, documents, equipment, inventory, including the gene bank, fixtures, instruments, investment property (including but not limited to stock in Subsidiaries), general intangibles and proceeds of each of the foregoing.

     “Commitment” means, with respect to each Lender, the obligation and commitment of such Lender to make its proportionate share of the Loans to the Borrowers pursuant to Section 2.01 hereof and to participate in Letters of Credit pursuant to Section 2.01(c)(iv).

     “Commitment Fee” means a non-refundable fee equal to:

(a)	the average daily unused portion of the Revolving Facility Loan Commitment multiplied by:

If the ratio of Total Funded Debt to Pro Forma EBITDA as set forth in Section 7.03 hereof is:

Equal to or Greater than
2.0 to 1.0	0.30%
Less than 2.0 to 1.0	0.25%

(b)	the average daily unused portion of the 364-Day Facility Term Loan Commitment multiplied by:

-3-

If the ratio of Total Funded Debt to Pro Forma EBITDA as set forth in Section 7.03 hereof is:

Equal to or Greater than
2.0 to 1.0	.35%
Less than 2.0 to 1.0	.30%

     The determination of the applicable percentage pursuant to the table set forth above shall be made on a quarterly basis based on an examination of the financial statements of Borrowers and Subsidiaries, which financial statements, whether annual or quarterly, shall indicate that there exists no Default or Event of Default hereunder. Each determination of the Applicable Margin shall be effective as of the first day of the calendar month following the date on which the financial statements on which such determination was based were received by the Agent. In the event that financial statements for the four full fiscal quarters most recently completed prior to such date of determination have not been delivered to the Agent in compliance with Section 5.08(a) or 5.08(b), then the Agent may determine, in its reasonable judgment, the ratio referred to above that would have been in effect as at such date, and, consequently, the Applicable Margin in effect for the period commencing on such date.

     “Commitment Termination Date” means, with respect to a Revolving Facility Loan, the Revolving Facility Commitment Termination Date, and with respect to a 364-Day Facility Term Loan, the 364-Day Facility Commitment Termination Date.

     “Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrowers within the meaning of Section 414(b) or 414(c) of the Code.

     “Compliance Certificate” means a certificate duly executed by IMPATH Inc. to Agent certifying and/or demonstrating, as the case may be, to Agents satisfaction, each of the following:

          (a)      That the maximum cash purchase price (including assumed debt and any debt to the seller of the company to be acquired), of any such acquisitions shall not exceed Five Million Dollars ($5,000,000) individually nor aggregate more than Seven Million Five Hundred Thousand Dollars ($7,500,000) during any rolling twelve (12) month period commencing on the Closing Date without prior written consent of Required Lenders and Agent;

          (b)      The ongoing compliance with all financial covenants of the Borrowers, Guarantors, and Subsidiaries contained in this Agreement on both a pre-acquisition and pro forma basis;

          (c)      That the acquisition is a Non-Hostile Acquisition;

          (d)      That the company or companies which are the subject of any such potential acquisition (i) are in a related or similar line of business to that of the Borrowers; and (ii) have a positive EBITDA, and (iii) Agent has been furnished evidence satisfactory to it as to the foregoing;

          (e)      On a pro forma basis, the Borrowers have cash, cash equivalents and/or availability to borrow pursuant to the Borrowing Base of not less than Five Million Dollars ($5,000,000.00) in the aggregate.

     “Debt” means (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under Capital Leases; (e) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (f) obligations under letters of credit; (g) obligations under acceptance facilities; (h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; (i) purchase money notes held and issued to sellers in connection with Permitted Acquisitions; and (j) obligations secured by any Liens, whether or not the obligations have been assumed.

     “Default” or “Event of Default” means any of the events specified in Section 8.01, provided that, as to an Event of Default, any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     “Default Rate” means the rate set forth in Section 2.02 as the rate applicable in the event of the occurrence of an Event of Default.

     “Dollars” and the sign “$” mean lawful money of the United States of America.

     “EBITDA” means income from continuing operations before interest, taxes, depreciation and amortization determined in accordance with GAAP. For the purpose only of testing compliance with any financial covenant hereunder, “EBITDA” means income from continuing operations before interest, taxes, depreciation and amortization determined in accordance with GAAP, plus up to Three Million Two Hundred Thousand Dollars ($3,200,000) directly related to the settlement of certain litigation in the fourth quarter of 2000.

     “Effective Net Worth” means book net worth as set forth in the financial statements of Borrowers, Guarantors and Subsidiaries on a consolidated basis.

     “Eligible Accounts” means:

          (a)      The account is payable in U.S. Dollars;

          (b)      The account debtor is a resident or entity organized under the laws of the U.S. or Canada, or maintains an office or branch located in the U.S. or Canada, or (if a non-U.S. resident) such account is covered by a letter of credit in favor of Borrowers issued or confirmed by a U.S. bank or by a U.S. office of a non U.S. bank, which bank maintains a rating satisfactory to Agent, and is duly authorized to issue or confirm such letter of credit;

          (c)      The account is not based on a “bill and hold”transaction;

          (d)      The account is not from an Affiliate;

          (e)      Not more than fifty percent (50%) of total receivables due from such account debtor have not been deemed ineligible.

          (f)      The account is not due from an individual patient;

          (g)      Except for Medicare accounts, the account does not represent more than 10% of Borrowers total accounts, provided, however, that the amount of the account below such 10% shall be deemed to be eligible;

          (h)      The account is not more than one hundred and twenty (120) days past due from the date of service or date of invoice. As to accounts receivable of MEDICAL REGISTRY SERVICES, INC., IMPATH-BIS INC. and IMPATH-BCP INC., the account is due and payable not more than ninety (90) days from the date of the service or the date of invoice;

          (i)      The account arose from the performance of services by a Borrower which have been fully and satisfactorily performed, or from the absolute sale of goods by the Borrower in which the Borrower had the sole and complete ownership and the goods have been shipped or delivered to the account debtor evidencing which the Borrower or Agent has the possession of shipping and delivery receipts;

          (j)      The account is not subject to any prior or subsequent assignment, claim, lien or security interest other than that of Agent;

          (k)      To the best of the Borrowers knowledge, the account is not subject to setoff, counterclaim, defense, allowance or adjustment other than discounts for prompt payment shown on the invoice, or to dispute, objection or complaint by the account debtor concerning his liability on the account, and the goods, the sale of which gave rise to the account, have not been returned, rejected, lost or damaged;

          (l)      The account arose in the ordinary course of business;

          (m)      To the best of the Borrowers knowledge, no petition or other application for relief under the Bankruptcy Code or other insolvency law has been filed with respect to the customer or account debtor; and the customer or account debtor has not made an assignment for the benefit of creditors, become insolvent, or suspended or terminated business; and the account debtor is generally paying its debts as they become due; and

          (n)      Agent has not notified the Borrowers that, in the Agent’s sole discretion, the account or account debtor is not acceptable to Agent.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

     “Eurocurrency Reserve Requirement” means, for any LIBOR Rate Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Rate Loans is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Rate Loans.

     “Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     “Federal Funds Rate” means the per annum rate of interest which Bank is required to pay, or is offering to pay, for wholesale liabilities of like tenor, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by Bank.

     “Financed Acquisition” means an acquisition which is partially or totally financed with the proceeds of a 364-Day Facility Term Loan, and which satisfies each of the conditions contained in the Compliance Certificate.

     “Funded Debt” means Total Funded Debt.

     “GAAP” means generally accepted accounting principles in the United States.

     “Guarantor” means such person who or which executes a Guaranty pursuant to Section 2.15.

     “Guaranty” means each Guaranty in substantially the form of Exhibit B to be delivered by each Guarantor under the terms of this Agreement.

     “Interest Period” means with respect to any LIBOR Rate Loan, the period commencing on the date such Loan is made and ending, as the Borrowers may select (limited to one, two, three or six month periods), pursuant to Section 2.02, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (a)      No Interest Period may extend beyond any Commitment Termination Date;

          (b)      If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of a LIBOR Rate Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

     “Lenders Commitment” shall have the meaning set forth in Section 2.01(a) hereof.

     “Lending Office” means, with respect to any Lender, for each type of Loan, the lending office of such Lender (or of an affiliate of such Lender) designated for such type of Loan on the signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as that Lender may from time to time specify to the Borrowers and Agent as the office at which its Loans of such type are to be made and maintained.

     “Letter of Credit Commitment” means Five Million Dollars ($5,000,000).

     “Letter of Credit Documents” shall mean those documents required in Section 2.01(c) hereof.

     “Letter of Credit Obligations” means the total amount of Letters of Credit outstanding.

     “Letter of Credit Participant” means each Lender.

     “LIBOR Rate Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Rate.

     “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

     “Loan(s)” means the Revolving Facility Loans or the 364-Day Facility Term Loans, or any or all of them as the context may require.

     “Loan Document(s)” means this Agreement, the Notes, the Security Agreements and the Guaranties and the Letter of Credit Documents.

     “London Interbank Offered Rate” (“LIBOR” or “LIBOR RATE”) means, as applicable to any LIBOR Rate Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such LIBOR Rate Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Rate Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page ‘LIBO’ (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the beginning of such interest period. “Banking Day” shall mean, in respect of any city, any date on which commercial banks are open for business in that city.

     If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Rate Loan as selected by the Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S dollars to leading European banks for a period of time comparable to such LIBOR Rate Loan offered by major banks in New York City at approximately 11:00 a.m., New York City time, on the day that its two London Banking Days preceding the first day of such LIBOR Rate Loan. In the event that Agent is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Rate Loan cannot be determined.

     “Material Adverse Change” means a change, event or occurrence which has a Material Adverse Effect.

     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrowers, Guarantors, and Subsidiaries, taken as a whole or (b) the validity or enforceability of (i) the Agreement, any of the Notes or other Loan Documents or (ii) the rights or remedies of the Agent or the Lenders hereunder or thereunder, or the ability of the Borrowers and Guarantors, taken as a whole to perform their obligations under the Loan Documents.

     “Multiemployer Plan” means a Plan described in Section 4001 (a)(3) of ERISA.

     “Non-Financed Acquisition” means an acquisition which is not partially or totally financed with the proceeds of a 364-Day Facility Term Loan and which is not otherwise prohibited under this Agreement.

     “Non-Hostile Acquisition” means an acquisition (a) which has been approved by the board of directors (and shareholders if required by law to be effective) of the entity to be acquired and (b) where litigation has not been commenced or threatened for the purpose of preventing or interfering with said acquisition.

     “Note(s)” means, collectively, the Revolving Facility Notes and the 364-Day Facility Term Loan Notes held by the Lenders.

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Permitted Acquisitions” means a Financed Acquisition or a Non-Financed Acquisition.

     “Permitted Liens” means those liens permitted pursuant to Section 6.01 hereof.

     “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

     “Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which each Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

     “Pledge Agreement” means the Pledge Agreement in substantially the form of Exhibit I to be delivered by IMPATH INC. under the terms of this Agreement.

     “Prime Rate” means the variable per annum rate of interest so designated from time to time by Fleet National Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate charged to any customer.

     “Principal Office” means Agent’s office at 1185 Avenue of the Americas, New York, New York 10036.

     “Pro Forma EBITDA” means the sum of (a) the trailing four quarters EBITDA of the Borrowers on a consolidated basis plus (b) the trailing four quarters EBITDA of all acquired companies not already included in (a) above EBITDA of acquired companies is included as if the acquisition was made at the start of the first quarter of the trailing four quarters, and EBITDA of sold companies is excluded as if sold at the start of the first quarter of the trailing four quarters.

     “Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

     “Reportable Event” means any of the events set forth in Section 4043 of ERISA.

     “Required Lenders” means at any time the Lender or Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the then aggregate unpaid principal amount of the Notes held by the Lenders, plus exposure under any outstanding Letters of Credit, or, if no such amount is then outstanding, the Lender or Lenders having at least sixty-six and two thirds percent (66 2/3%) of the aggregate Commitments.

     “Revolving Facility Amount” means the aggregate revolving credit line extended by the Lenders to the Borrowers for Revolving Facility Loans pursuant to and in accordance with the terms of this Agreement, in an amount up to $25,000,000.00. In the event that Agent issues letters of credit on behalf of any Borrower, any Subsidiary or any Guarantor, the total face amount of any such letters of credit shall reduce the Revolving Facility Amount.

     “Revolving Facility Commitment Termination Date” means June __, 2006.

     “Revolving Facility Loan(s)” shall have the meaning assigned to such term in Section 2.01(a).

     “Revolving Facility Note(s)” shall have the meaning assigned to such term in Section 2.05.

     “Security Agreement” means the Security Agreement in substantially the form of Exhibit C to be delivered by each Borrower, each Guarantor and each Subsidiary under the terms of this Agreement.

     “Subordinated Debt” means indebtedness which is at all times fully subordinated both in payment and liquidation priority (including but not limited to lien priority and, whether before or after any liquidation of the assets of Borrowers), to the indebtedness to the Lenders and each of them upon terms and conditions and evidenced by agreements all satisfactory to Agent, in its sole discretion, which agreement shall include but not be limited to provisions prohibiting payments to any subordinated debt holder after the occurrence of an Event of Default and further providing that any such subordinated debt holder shall not be entitled to exercise any rights of any kind whatsoever against Borrowers or any Guarantor so long as there are any Obligations outstanding to the Lenders.

     “Subsidiary” means, as to the Borrowers, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrowers or any of them.

     “364-Day Facility Commitment Termination Date” means June __, 2002.

     ”364-Day Facility Amount” means the total of all 364-Day Facility Term Loans in an aggregate amount not to exceed Twenty Five Million Dollars ($25,000,000.00).

     ”364-Day Facility Term Loan(s)” shall have the meaning assigned to such term in Section 2.01(b).

     ”364-Day Facility Term Loan Note(s)” shall have the meaning assigned to such term in Section 2.01(b).

     “Total Funded Debt” means (1) the Revolving Facility Loans, (2) 364-Day Facility Term Loan(s), (3) indebtedness or liability for borrowed money, (4) obligations evidenced by bonds, debentures, notes or other similar instruments, (5) obligations as lessee under Capital Leases, (6) notes issued to sellers in connection with Permitted Acquisitions and (7) issued and outstanding Letters of Credit and (8) Subordinated Debt.

     “Unfunded Capital Expenditures” means Capital Expenditures which are not financed by Debt, excluding, however, from “Debt” any Loans hereunder.

     “Voting Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of IMPATH Inc., or Borrowers whether through the ownership of voting securities, by contract or otherwise.

     Section 1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

Article II.

AMOUNT AND TERMS OF THE LOANS

     Section 2.01

          (a)      Revolving Facility.

                     (i)      Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make loans and advances hereunder (the “Revolving Facility Loans”) to the Borrowers from time to time during the period from the date of this Agreement up to but not including the Revolving Facility Commitment Termination Date in an aggregate principal amount not to exceed at any time outstanding Borrowing Base.

                     (ii)      Each Revolving Facility Loan which shall not utilize the Revolving Facility Loan Commitment in full shall be in an amount of not less than Two Hundred Thousand Dollars ($200,000), provided that each LIBOR Rate Loan shall be in an amount which is not less than Five Hundred Thousand Dollars ($500,000). Each Revolving Facility Loan shall be made by each Lender in the proportion which that Lenders Commitment bears to the total amount of all of the Lenders Commitments with respect to such Loan.

                     (iii)      Within the limits of this Agreement, the Borrowers may borrow and repay and re-borrow under this Section 2.01(a). On such terms and conditions, the Loans may be outstanding, at the Borrowers option, as either Alternate Base Rate Loans or LIBOR Rate Loans. Each type of Loan shall be made and maintained at such Lender’s Lending Office for such type of Loan. The failure of any Lender to make any requested Revolving Facility Loan to be made by it on the date specified for such Loan shall not relieve any other Lender of its obligation (if any) to make such Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make such Loans to be made by such other Lender.

                     (iv)      Reduction of Commitment. The Borrowers shall have the right, upon at least ten (10) Business Days’notice to Agent, to terminate in whole or reduce in part the unused portion of the Revolving Facility Amount provided that each partial reduction shall be in the amount of at least One Million Dollars ($1,000,000), and provided further that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the outstanding and unpaid principal amount of the Loans shall exceed the Revolving Facility Amount.

                     (v)      Notice and Manner of Borrowing. The Borrowers may give Agent notice of any Revolving Facility Loans under this Agreement, not later than 10:00 A.M. on the day of borrowing as to each Alternate Base Rate Loan, and at least two (2) Business Days before each LIBOR Rate Loan, specifying: (a) the date of such Loan; (b) the amount of such Loan; (c) the type of Loan; and (d) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Agent shall promptly notify each Lender of each such notice. Not later than 11:00 A.M. Eastern Time on the date of such Revolving Facility Loans, each Lender will make available to Agent at 1185 Avenue of the Americas, New York, New York 10036 immediately available funds, such Lender’s pro rata share of such Revolving Facility Loans. After Agent’s receipt of such funds, not later than 3:30 P.M. on the date of such Revolving Facility Loans and upon fulfillment of the applicable conditions set forth in Article III hereof, Agent will make such Revolving Facility Loans available to the Borrowers in immediately available funds by crediting the amount thereof to the Borrowers account with Agent.

          (b)      364-Day Facility.

                     (i)      Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make loans and advances hereunder (the “364-Day Facility Term Loans”) to the Borrowers from time to time during the period from the date of this Agreement up to but not including the 364-Day Facility Term Loan Commitment Termination Date in an aggregate principal amount not to exceed at any time outstanding the 364-Day Facility Amount.

                     (ii)      Each 364-Day Facility Term Loan which shall not utilize the 364-Day Facility Amount in full shall be in an amount of not less than Two Hundred Thousand Dollars ($200,000), provided that each LIBOR Rate Loan shall be in an amount which is not less than Five Hundred Thousand Dollars ($500,000). Each 364-Day Facility Term Loan shall be made by each Lender in the proportion which that Lenders Commitment bears to the total amount of all of the Lenders Commitments with respect to such Loan.

                     (iii)      Within the limits of this Agreement, the Borrowers may borrow and repay and reborrow under this Section 2.01(b). The 364-Day Facility Term Loans may be outstanding, at the Borrowers option, as either Alternate Base Rate Loans or LIBOR Rate Loans. Each type of Loan shall be made and maintained at such Lender’s Lending Office for such type of Loan. The failure of any Lender to make any requested 364-Day Facility Term Loan to be made by it on the date specified for such Loan shall not relieve any other Lender of its obligation (if any) to make such Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make such Loans to be made by such other Lender.

                     (iv)      Reduction of Commitment. The Borrowers shall have the right, upon at least ten (10) Business Days’notice to Agent, to terminate in whole or reduce in part the unused portion of the 364-Day Facility Amount provided that each partial reduction shall be in the amount of at least One Million Dollars ($1,000,000), and provided further that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the outstanding and unpaid principal amount of the Loans shall exceed the 364-Day Facility Amount. In the event of such reduction, Lenders Commitments will be reduced on a pro rata basis.

                     (v)      Notice and Manner of Borrowing. The Borrowers may give Agent notice of any 364-Day Facility Term Loans under this Agreement, not later than 10:00 A.M. on the day of borrowing as to each Alternate Base Rate Loan, and at least two (2) Business Days before each LIBOR Rate Loan, specifying: (a) the date of such Loan; (b) the amount of such Loan; (c) the type of Loan; and (d) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Agent shall promptly notify each Lender of each such notice. Not later than 11:00 A.M. Eastern Time on the date of such 364-Day Facility Term Loans, each Lender will make available to Agent at 1185 Avenue of the Americas, New York, New York 10036 immediately available funds, such Lender’s pro rata share of such 364-Day Facility Term Loans. After Agent’s receipt of such funds, not later than 3:30 P.M. on the date of such 364-Day Facility Term Loans and upon fulfillment of the applicable conditions set forth in Article III hereof, Agent will make such 364-Day Facility Term Loans available to the Borrowers in immediately available funds by crediting the amount thereof to the Borrowers account with Agent.

          (c)      Letter of Credit Facility.

                     (i)      Letter of Credit Commitment. Subject to the terms and conditions hereof, Fleet National Bank, in its capacity as issuer of any Letter of Credit (the “Issuing Lender”) in reliance on the agreements of the other Lenders set forth in subsection 2.01(c)(iv), agrees to issue letters of credit (the “Letters of Credit”) for the account of a Borrower on any Business Day in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, in the case of any standby letter of credit the proposed beneficiary thereof is not acceptable to the Issuing Lender or, after giving effect to such issuance, (A) the Letter of Credit Obligations would exceed the Letter of Credit Commitment or (B) the availability of Borrowers to borrow pursuant to the Borrowing Base would be less than zero, or (C) the sum of the Revolving Facility Loans plus the Letter of Credit Obligations would exceed the Revolving Facility Commitment.

                                          Each Letter of Credit shall:

                                          A.      be denominated in Dollars and shall be either (A) a standby letter of credit issued to support obligations of the Borrower, contingent or otherwise, under any requirement of law relating to workmen’s compensation or under any other obligation to the extent such obligation, and the necessity to provide a Letter of Credit in connection therewith, arises in the ordinary course of business, or (B) a commercial letter of credit issued in respect of the purchase of goods by the Borrower and its Subsidiaries in the ordinary course of business, and

                                          B.      expire (A) in the case of standby letters of credit, no later than 12 months from the date of issuance or amendment thereof or (13) in the case of commercial letters of credit, no later than 120 days from the date of issuance or amendment thereof, but in any event no later than 30 days prior to the Revolving Facility Termination Date.

                                          C.      be subject to the Uniform Customs and Practice for Documentary Credits, Pub. 500 and, to the extent not inconsistent therewith, the laws of the State of New York.

                                          D.      The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any Letter of Credit Participant to exceed any limits imposed by, any applicable requirement of law.

                     (ii)      Procedure for Issuance of Letters of Credit. Each Borrower from time to time may request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.

                     (iii)      Fees, Commissions and Other Charges.

                                          A.      Each Borrower shall pay to the Issuing Lender, for the account of the Issuing Lender, a letter of credit commission with respect to each Letter >of Credit, computed for the period from the date of such payment to the date upon which the next such payment is due hereunder at a rate per annum equal to the Applicable Margin on Revolving Facility Loans which are LIBOR Loans on such date, calculated on the basis of a 360-day year, of the aggregate amount available to be drawn under such Letter of Credit on the date on which such fee is calculated; with respect to each Letter of Credit, a percentage to be agreed upon among the Issuing Lender and the Lenders of any such letter of credit commission shall be retained by the Issuing Lender for its own account, and the balance of any letter of credit commission shall be payable to the Letter of Credit Participants and the Issuing Lender to be shared ratably among them in accordance with their respective Revolving Credit Commitment Percentages. Such commissions shall be payable in advance on the date of issuance of each Letter of Credit and on each Letter of Credit fee payment date to occur thereafter and shall be nonrefundable.

                                          B.      In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for all normal and customary costs and expenses incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

                                          C.      The Issuing Lender shall, promptly following its receipt thereof, distribute to the Issuing Lender and the Letter of Credit Participants all fees and commissions received by the Issuing Lender for their respective accounts pursuant to this subsection.

                     (iv)      Letter of Credit Participations.

                                          A.      The Issuing Lender irrevocably agrees to grant and hereby grants to each Letter of Credit Participant and, to induce the Issuing Lender to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such Lenders account and risk an undivided interest equal to such Lender’s Revolving Facility Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each Letter of Credit Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Letter of Credit Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such Letter of Credit Participant’s Revolving Facility Commitment percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

                                          B.      If any amount required to be paid by any Letter of Credit Participant to the Issuing Lender in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Issuing Lender within three Business Days after the date such payment is due, such Letter of Credit Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Letter of Credit Participant is not in fact made available to the Issuing Lender by such Letter of Credit Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such Letter of Credit Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any Letter of Credit Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

                                          C.      Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any Letter of Credit Participant its pro rata share of such payment, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such Letter of Credit Participant its pro rata share thereof, provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Letter of Credit Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

                     (v)      Reimbursement Obligation.

                                          A.      The Borrowers agree to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

                                          B.      Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.

                                          C.      Each drawing under any Letter of Credit shall constitute a request by the Borrowers to the Issuing Lender for a borrowing pursuant to subsection 2.01 of ABR Loans in the amount of such drawing. The borrowing date with respect to such borrowing shall be the date of such drawing.

                     (vi)      Obligations Absolute.

                                          A.      Each Borrower’s obligations under this Section (c) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit.

                                          B.      The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

                                          C.      The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct.

                                          D.      Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

                     (vii)      Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

                     (viii)      Application To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.01(c), the provisions of this Section 2.01(c) shall apply.

     Section 2.02 Interest. The Borrowers shall pay interest to Agent, for the account of each Lender, on the outstanding and unpaid principal amount of all Loans made under this Agreement at a rate per annum as follows:

     (a)      For an Alternate Base Rate Loan at a rate equal to the Alternate Base Rate plus the Applicable Margin.

     (b)      For a LIBOR Rate Loan at a rate equal to the LIBOR Rate plus the Applicable Margin.

     Any change in the interest rate based on the Prime Rate or Federal Funds Rate resulting from a change in the Prime Rate or Federal Funds Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate or Federal Funds Rate, respectively, becomes effective.

     Interest on each Alternate Base Rate Loan shall be calculated on the basis of a year of 365 days for the actual number of days elapsed. Interest on each LIBOR Rate Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

     Interest on the Loans shall be paid in immediately available funds to Agent at its Principal Office for the account of the applicable Lending Office of each Lender as follows:

     (a) For each Alternate Base Rate Loan, on the last day of each quarter commencing on the last day of the first quarter following such Loan and continuing on the last day of each successive quarter thereafter.

     (b) For each LIBOR Rate Loan, on the last Business Day of the applicable Interest Period for such Loan, and on maturity, and, if earlier, upon the expiration of each three (3) month period following the commencement of such Interest Period.

               Agent may collect and Borrowers will pay a late charge not to exceed five (5) percent of any installment of principal or interest, or of any other amount due to Agent which is not paid or reimbursed by the Borrowers within ten (10) days of the due date thereof to defray the cost and extra expense involved in handling such delinquent payment and the increased risk of non-collection.

               Upon the occurrence and continuance of an Event of Default, or after maturity, the interest rate for all Loans shall be 2% per annum in excess of the interest rate in effect at the time of the Event of Default or maturity (the “Default Rate”); provided, however, said Default Rate shall not apply if such Event of Default has been waived by Agent, in writing.

               All agreements between the Borrowers, Guarantors and Subsidiaries and Agent and/or the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then said Agreements shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of all parties hereto in the execution, delivery and acceptance of said Agreements to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to limits of such validity, and if under or from circumstances whatsoever Agent, Lenders or any of them should ever receive as interest and amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrowers, Guarantors, Subsidiaries, Agent and the Lenders.

     Section 2.03 Conversions and Renewals. So long as an Event of Default has not occurred and is continuing, the Borrowers may elect from time to time to convert all or a part of one type of Loan into another type of Loan (i.e., a LIBOR Rate Loan or an Alternate Base Rate Loan) or to renew all or part of a Loan by giving Agent notice at one (1) Business Day before conversion into Alternate Base Rate Loan, and at least two (2) Business Days before the conversion into or renewal of a LIBOR Rate Loan, specifying: (a) the renewal or applicable Conversion Date; (b) the amount of the Loan to be converted or renewed; (c) in the case of conversions, the type of Loan to be converted into; and (d) in the case of renewals of or a conversion into LIBOR Rate Loans, the duration of the Interest Period applicable thereto; provided that (i) the minimum principal amount of each Loan outstanding after a renewal or conversion shall be Two Hundred Thousand Dollars ($200,000) in the case of Alternate Base Rate Loans, and Five Hundred Thousand Dollars ($500,000) in the case of LIBOR Rate Loans; and (ii) LIBOR Rate Loans can be converted only on the last day of the Interest Period for such Loan. Agent shall promptly notify each Lender of each such notice. All conversions and renewals shall be made in the proportion that each Lender’s Loan bears to the total amount of all of the Lenders Loans. All notices given under this Section 2.03 shall be irrevocable and shall be given not later than 11:00 A.M. Eastern Time on the day which is not less than the number of Business Days specified above for such notice. If the Borrowers shall fail to give Agent the notice as specified above for the renewal or conversion of a LIBOR Rate Loan prior to the end of the Interest Period with respect thereto, such LIBOR Rate Loan shall automatically be converted into an Alternate Base Rate Loan on the last day of the Interest Period for such Loan. A maximum of twelve (12) LIBOR Rate Loans may be outstanding at any one time.

     Section 2.04 Commitment and Other Fees. The Borrowers agree to pay to Agent, for the account of each Lender, a Commitment Fee, computed based upon a 360 day year, on the average daily unused portion of the Lenders’ Commitment from the date of this Agreement until:

     (a) with respect to Revolving Facility Loans, the Revolving Facility Commitment Termination Date, payable on the last day of each quarter, commencing June 30, 2001, and ending on the Revolving Facility Commitment Termination Date; and

     (b) with respect to 364-Day Facility Term Loans, the 364-Day Facility Term Loan Commitment Termination Date, payable on the last day of each quarter, commencing June 30, 2001, and ending on the 364-Day Facility Term Loan Commitment Termination Date.

     For purposes of this section, the amount of all outstanding Letters of Credit shall be considered as a part of the used portion of Lenders Commitment.

     Upon receipt of any Commitment Fees, Agent will promptly cause such payments to be distributed to the Lenders in the proportion that each Lender’s unused Commitment bears to the total of all the Lenders’ unused Commitments.

     In addition to the above, Borrowers and Agent have entered into a separate written agreement as to certain additional fees payable to Agent and Lenders.

     Section 2.01 Notes.

     (a) All Revolving Facility Loans made by the Lenders under this Agreement shall be evidenced by, and repaid with interest in accordance with, separate promissory notes of the Borrowers in substantially the form of Exhibit D (each, a “Revolving Facility Note” and collectively, the “Revolving Facility Notes”), duly completed, dated the date of this Agreement, and payable to each Lender for the account of their respective Lending Offices, such Revolving Facility Notes to represent the obligation of the Borrowers to repay the Revolving Facility Loans. Each Lender is hereby authorized by the Borrowers to endorse on the schedule attached to the Revolving Facility Note held by it the amount and type of each Revolving Facility Loan and each renewal, conversion, and payment of principal amount received by such Lender for the account of its Lending Office on account of its Revolving Facility Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Facility Loans made by such Lender; provided, however, that the failure to make such notation with respect to any Revolving Facility Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrowers under this Agreement or the Revolving Facility Note held by such Lender. All Revolving Facility Loans shall be repaid on the Revolving Facility Commitment Termination Date.

     (b) All 364-Day Facility Term Loans made by the Lenders under this Agreement shall be evidenced by, and repaid with interest in accordance with, separate promissory notes of the Borrowers in substantially the form of Exhibit E (each, a “364-Day Facility Term Loan Note” and collectively, the “364-Day Facility Term Loan Notes”), duly completed, dated the date of this Agreement, and payable to each Lender for the account of their respective Lending Offices, such 364-Day Facility Term Loan Notes to represent the obligation of the Borrowers to repay the 364-Day Facility Term Loans. Each Lender is hereby authorized by the Borrowers to endorse on the schedule attached to the 364-Day Facility Term Loan Note held by it the amount and type of each 364-Day Facility Term Loan and each renewal, conversion, and payment of principal amount received by such Lender for the account of its Lending Office on account of its 364-Day Facility Term Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the 364-Day Facility Term Loans made by such Lender; provided, however, that the failure to make such notation with respect to any 364-Day Facility Term Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrowers under this Agreement or the 364-Day Facility Term Loan Note held by such Lender.

     (c) Each 364-Day Facility Term Note shall provide for payment of interest in accordance with Section 2.02, with the final maturity date being the 364-Day Facility Commitment Termination Date. While Lenders shall not have any obligation of any kind whatsoever to Borrowers or any of them to do so, Lenders may, upon consent of all Lenders as to terms and conditions, offer to convert the matured 364-Day Term Loans to term loans to be amortized over a period of time.

     (d) Upon receipt of an affidavit of a duly authorized officer of the Agent or a Lender, as to the loss, theft, destruction or mutilation of any Note or any other security document which is not of public record, and, in the case of any such loss or theft of a Note, furnishing appropriate agreements of indemnification from the Lender or third parties, the Borrower will issue a replacement in lieu thereof and otherwise of like tenor.

     Section 2.02 Prepayments. The Borrowers may, upon at least one (1) Business Day notice to Agent in the case of Alternate Base Rate Loans and at least two (2) Business Days’ notice to Agent in the case of LIBOR Rate Loans, prepay the Revolving Facility Notes and/or the 364-Day Facility Term Loan Notes, in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid, provided that (a) each partial payment shall be in a principal amount of not less than One Hundred Thousand Dollars ($100,000) as to ABR Loans and Two Hundred Fifty Thousand Dollars ($250,000) as to LIBOR Rate Loans; and (b) LIBOR Rate Loans may be prepaid only upon terms set forth in Section 2.14 hereof. Each Borrower shall make mandatory prepayments of one hundred percent (100%) of the net proceeds of (a) any asset sales (other than asset sales in the ordinary course of business) and (b) new debt offerings or equity offerings and, so long as no Event of Default exists, such prepayments shall be applied: (1) against fees or commissions due; (2) against accrued interest; (3) against any 364-Day Facility Term Loans in inverse order of maturity of installments; and (4) against the Revolving Facility Loans. Upon receipt of any such prepayments, Agent will promptly cause such prepayments to be distributed to each Lender for the account of its applicable Lending Office in the proportion that each such Lender’s Loan to which the prepayment applies bears to the total amount of all the Lenders Loans to which the prepayment applies. If an Event of Default has occurred and is continuing, any such prepayments shall be applied pursuant to Section 2.18 hereof.

     Section 2.07 Overadvances. In the event the Revolving Facility Loans at any time exceed the Borrowing Base, the amount of such excess shall, upon demand by Agent, be paid to Agent by Borrowers.

     Section 2.08 Method of Payment. The Borrowers shall make each payment under this Agreement and under the Notes not later than 12:00 P.M. Eastern Time on the date when due in lawful money of the United States to Agent at its Principal Office for the account of the applicable Lending Office of each Lender in immediately available funds. Agent will promptly thereafter cause to be distributed (a) such payments of principal and interest in like funds to each Lender for the account of its applicable Lending Office in the proportion that such Lender’s Loans to which the payment applies bears to the total amount of all Lenders’ Loans to which the payment applies and (b) other fees payable to any Lender to be applied in accordance with the terms of this Agreement. The Borrowers hereby authorizes each Lender, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of the Borrowers with such Lender any amount as due. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the applicable Commitment Fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

     Section 2.09 Use of Proceeds. The proceeds of the Revolving Facility Loan shall be used by the Borrowers (a) to refinance existing indebtedness to Bank, (b) to provide for working capital inclusive of transaction fees and expenses, and (c) for other general corporate purposes. The proceeds of the 364-Day Facility Term Loan shall be used by the Borrowers for Financed Acquisitions.

     Section 2.10 Illegality. Notwithstanding any other provision in this Agreement to the contrary, if any Lender determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for such Lender (or its Lending Office) to maintain or fund its LIBOR Rate Loans, then upon notice to the Borrowers (with a copy to Agent) by such Lender, the outstanding principal amount of all LIBOR Rate Loans, together with interest accrued thereon, and any other amounts payable to the Lenders under this Agreement shall be repaid (a) immediately upon demand of such Lender if such change or compliance with such request, in the judgment of such Lender, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

     Section 2.3 Disaster. Notwithstanding anything to the contrary herein, if Agent determines (which determination shall be conclusive) that:

          (a)      Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate, as the case may be, are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Rate Loan as provided in this Agreement; or

          (b)      If the Required Lenders determine (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR Interest Rate, upon the basis of which the rate of interest for any such type of Loan is to be determined do not accurately cover the cost to the Lenders of making or maintaining such type of Loans; then Agent shall forthwith give notice thereof to the Borrowers, whereupon (i) the obligation of the Lenders to make LIBOR Rate Loans, shall be suspended until Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, and (ii) the Borrowers shall repay in full the then outstanding principal amount of each LIBOR Rate Loan, as the case may be, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan or convert from LIBOR to Alternate Base Rate Loans pursuant to Section 2.03.

     Section 2.4 Increased Cost. From time to time upon notice to the Borrowers from a Lender (with a copy to Agent), the Borrowers shall pay to Agent, for the account of the applicable Lender, such amounts as any Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender which such Lender determines are attributable to its making or maintaining any LIBOR Rate Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Lender under this Agreement or its Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Lender of or under U.S. federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (a ) changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any of such Loans (other than taxes imposed on the overall net income of such Lender or of its Lending Office for any of such Loans by the jurisdiction where the Principal Office or such Lending Office is located); or (b) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of LIBOR Interest Rate); or (c) imposes any other condition affecting this Agreement or such Lenders Note (or any of such extensions of credit or liabilities). Such Lender will notify the Borrowers (with a copy to Agent) of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 2.12 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

     Determinations by any Lender for purposes of this Section 2.12 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

     Section 2.13 Risk-Based Capital. In the event that any Lender determines that (a) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (b) compliance by such Lender or any corporation controlling such Lender with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, and such Lender determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrowers shall pay to Agent, for the account of such Lender, such additional amount as shall be certified by such Lender to be the amount allocable to such Lenders obligations to the Borrowers hereunder. Such Lender will notify the Borrowers (with a copy to Agent) of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.13 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

     Determinations by any Lender for purposes of this Section 2.13 of the effect of any increase in the amount of capital required to be maintained by such Lender and of the amount allocable to such Lender’s obligations to the Borrowers hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

     Section 2.14 Funding Loss Indemnification. Upon notice to the Borrowers from a Lender (with a copy to Agent), the Borrowers shall pay to Agent, for the account of the applicable Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense incurred as a result of:

(a)	Any payment of a LIBOR Rate Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans by Agent but excluding any such payment made as a mandatory prepayment pursuant to Section 2.06 hereof in connection with a voluntary sale of assets, or debt offering or equity offering; or

(b)	Any failure by the Borrowers to borrow or convert, as the case may be, a LIBOR Rate Loan on the date for borrowing or conversion, as the case may be.

     Section 2.15 Guaranties. Within thirty (30) business days after its organization, payment and performance of the Loans will be unconditionally guaranteed by each Subsidiary, present and future, of each Borrower by execution of a Guaranty. Further, within thirty (30) Business Days after its organization, each Subsidiary shall (a) become a Borrower under the Agreement, and shall be bound by the Agreement as fully as if it were an original signatory thereto, and (b) provide Agent with such documentation as may be required to effectuate the foregoing.

     Section 2.16 Security. Payment and performance of the Revolving Facility Loans and the 364-Day Facility Term Loans shall be secured by a first priority security interest in the Collateral.

     Section 2.17 Non-Receipt of Funds by Agent. Unless Agent shall have received notice from a Lender, prior to the date on which such Lender is to provide funds to Agent for a Loan to be made by such Lender, that such Lender will not make available to Agent such funds, Agent may assume that such Lender has made such funds available to Agent on the date of such Loan in accordance with Section 2.01 and Agent, in its sole discretion, may, but shall not be obligated to, in reliance upon such assumption, make available to a Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such funds available to Agent, such Lender agrees to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to a Borrower until the date such amount is repaid to Agent, at the customary rate set by Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Prime Rate. If such Lender shall repay such corresponding amount to Agent, such amount so repaid shall constitute that Lender’s Loan for purposes of this Agreement. If such Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify such Borrower, and such Borrower shall immediately pay such corresponding amount to Agent with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to Agent, at the rate of interest applicable at the time to such proposed Loan.

     Unless Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, Agent may assume that the Borrowers have made such payment in full to Agent on such date and Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have so made such payment in full to Agent, each Lender shall repay to Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at the customary rate set by Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Prime Rate.

     Section 2.18 Application of Payments. So long as an Event of Default has occurred and is continuing, all payments shall be applied as follows:

          (a)      Against fees or commissions due;

          (b)      Against accrued interest;

          (c)      Against principal to be applied to such obligations and in such order as the Required Lenders shall determine, provided however that, if Required Lenders designate any obligation which is payable in more than one installment, then such prepayments shall be applied in inverse order of maturity of such installments.

Article III.

CONDITIONS PRECEDENT

     Section 3.01 Conditions Precedent to Initial Loans. The obligation of each Lender to make its initial Revolving Facility Loan and/or 364-Day Loan to the Borrowers shall be subject to the satisfaction of, immediately prior to or concurrently with the making of any such Loan, each of the following conditions precedent:

     (a) Agent shall have received each of the following documents, on or prior to the Closing Date, in form and substance satisfactory to Agent and its counsel:

          (i)      Notes. The Revolving Facility Notes and the 364-Day Facility Term Loan Notes, each duly executed by each of the Borrowers;

          (ii)      Guaranty. Guaranties duly executed by each Guarantor;

          (iii)      Security Agreement and Pledge Agreement. The Security Agreement and the Pledge Agreement duly executed by the Borrowers, Guarantors and the Subsidiaries, as the case may be, together with (i) duly executed original Financing Statements (Form UCC-1) in form which may be filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Agent, desirable to perfect the security interest purported to be created by the Security Agreement, and (ii) certified copies of Requests for Copies or Information (Form UCC-11) identifying all of the financing statements on file with respect to the Borrowers and the Subsidiaries in all jurisdictions referred to under (i) above, including the Financing Statement to be filed by Agent against the Borrower and the Subsidiaries indicating that no party claims an interest in any of the Collateral (other than the Lenders), all of the foregoing to be accompanied by such additional documentation as may be necessary to effectuate the provisions of this Agreement, including, but not limited to, stock powers and delivery of original stock certificates;

           (iv)      Evidence of all corporate action by each Borrower and Subsidiary. Certified (as of the date of this Agreement) copies of all corporate action taken by each Borrower and Subsidiary, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

           (v)      Incumbency and signature certificate of each Borrower and Subsidiary. A certificate (dated as of the date of this Agreement) of the Secretary of each Borrower and Subsidiary certifying the names and true signatures of the officers of each Borrower and Subsidiary authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by each Borrower and Subsidiary under this Agreement;

           (vi)     Opinion of counsel for the Borrowers, the Subsidiaries and the Guarantors. A favorable opinion of Weil, Gotshal & Manges LLP, counsel for the Borrowers, the Subsidiaries and the Guarantors in substantially the form of Exhibit F, and as to such other matters as Agent may reasonably request;

           (vii)    Borrowing Base Certificate. A Borrowing Base Certificate for any Revolving Facility Loan, duly executed by each Borrower;

           (viii)   Compliance Certificate. A Compliance Certificate for any 364-Day Loan, duly executed by each Borrower;

           (ix)     Financial Forecasts. The most recent financial forecasts for each of the Borrowers and their Subsidiaries prepared by Borrowers and dated February, 2001 (the “Projections”), which shall be based on reasonable assumptions and derived from financial information which is substantially correct and contains no material misstatements or omissions;

           (x)      Field Examination. A report, which report is acceptable to the Agent, prepared by a consultant acceptable to the Agent and Borrower of the results of a field examination; and

           (xi)     Other Documents. Such other documents as are listed in the Closing Agenda annexed hereto as Exhibit G, or as may be required by Agent, in its discretion, for the purpose of implementing the provisions of this Agreement;

     (b) There shall not exist any pending or threatened action or proceeding against or affecting any of the Borrowers, Guarantors or Subsidiaries before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, have a Material Adverse Effect;

     (b) There shall not have occurred, since September 30, 2000, any material adverse change in (i) the business, operations, assets, liabilities, properties, assets or conditions, financial or otherwise, of the Borrowers and the Subsidiaries, taken as a whole, (ii) the Collateral, taken as a whole or (iii) the ability of each Borrower and the Guarantors to perform their respective obligations under the Loan Documents to which it is a party;

     (c) Payment by the Borrowers of all fees and expenses owed by the Borrowers to Agent and Lenders in connection with this Agreement and the Loans, including, without limitation, Agents counsels fees and disbursements; and

     (d) None of the documentation or other information furnished by or on behalf of any of the Borrowers to Agent and Lenders in connection with this Agreement or the Loans shall contain any material misrepresentations or omissions of material facts.

     Section 3.02 Conditions Precedent to All Loans. The obligation of each Lender to make each Loan (including but not limited to the initial Revolving Facility Loan and 364-Day Loan) shall be subject to the satisfaction of the additional conditions precedent that, on the date of such Loan:

     (a) The following statements shall be true and Agent shall have received a certificate signed by a duly authorized officer of each Borrower, dated the date of such Loan, stating that:

          (i)      The representations and warranties contained in Article IV of this Agreement are true and correct on and as of the date of such Loan as though made on and as of such date; and

          (ii)      No event has occurred and is continuing, or would result from such Loan, which would constitute a Default or Event of Default hereunder;

     (b) Payment by the Borrowers of all fees and expenses owed by the Borrowers to Agent and Lenders in connection with such Loan;

     (c) Agent shall have received a Borrowing Base Certificate for any Loan which is a Revolving Facility Loan, duly executed by each Borrower and in form and substance satisfactory to Agent;

     (d) Agent shall have received a Compliance Certificate for any 364-Day Facility Term Loan, duly executed by each Borrower as well as certificate of solvency from Borrower satisfactory to Agent; and

     (e) Agent shall have received such other approvals, opinions or documents as it may reasonably request.

Article IV.

REPRESENTATIONS AND WARRANTIES

     Each Borrower represents and warrants to Agent and the Lenders that:

     Section 4.01 Incorporation, Good Standing, and Due Qualification. Except as set forth in the Schedule to Section 4.01, each Borrower and Guarantor is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.

     Section 4.02 Corporate Power and Authority. The execution, delivery, and performance by each Borrower, Subsidiary and Guarantor of the Loan Documents to which each is a party have been duly authorized by all necessary corporate action and do not and will not (a ) require any consent or approval of the stockholders of such corporation; (b) contravene such corporation’s charter or bylaws; (c) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation; and (f) cause such corporation to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

     Section 4.03 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of each Borrower, Subsidiary or Guarantor as the case may be, enforceable against each Borrower, Subsidiary and Guarantor, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

     Section 4.04 Financial Statements. The consolidated balance sheet of the Borrowers and Subsidiaries as at December 31, 2000 and the related consolidated statements of income and retained earnings of each Borrower and its Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon, of KPMG LLP independent certified public accountants, and the interim consolidated balance sheet of the Borrowers and Subsidiaries as at March 31, 2000, copies of which have been furnished to each Lender, are complete and correct and fairly present the financial condition of each Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrowers and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements), and since March 31, 2000, there has been no Material Adverse Change. There are no liabilities of each Borrower or any Subsidiary, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since March 31, 2000. No written information, exhibit, or report furnished by each Borrower to any Lender in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

     Section 4.05 Labor Disputes and Acts of God. Neither the business nor the properties of any Borrower, any of its Subsidiaries or any of the Guarantors are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which would have a Material Adverse Effect. Neither Borrower nor any Guarantor has any labor contracts or collective bargaining agreements with respect to any of its employees.

     Section 4.06 Other Agreements. Neither the Borrowers, the Subsidiaries nor the Guarantors is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter or corporate restriction which could have a Material Adverse Effect. Neither the Borrowers, the Subsidiaries nor the Guarantors is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party which would have a Material Adverse Effect.

     Section 4.07 Litigation. Except as set forth in Schedule to Section 4.07, there is no pending or threatened action or proceeding against or affecting any Borrower, Subsidiary or Guarantor before any court, governmental agency, or arbitrator, which may have a Material Adverse Effect.

     Section 4.08 No Defaults to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign which may have a Material Adverse Effect.

     Section 4.09 Ownership and Liens. Each Borrower, Subsidiary and Guarantor has title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 4.04 of this Agreement (other than any properties or assets disposed of in the ordinary course of business), and none of the properties, assets or leasehold interests owned by any Borrower, Subsidiary or Guarantor is subject to any Lien, except such as may be permitted pursuant to Section 6.01 of this Agreement.

     Section 4.10 Subsidiaries and Ownership of Stock. Schedule to Section 4.10 is a complete and accurate list of the Subsidiaries of each Borrower, as of the Closing Date showing the jurisdiction of incorporation of each and showing the percentage of each Borrower’s ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary that is a Borrower has been validly issued, is fully paid and nonassessable, and is owned by IMPATH INC. free and clear of all Liens (except for Liens to the Lenders). Each Borrower shall notify Agent in writing within fifteen (15) Business Days subsequent to the organization of any Subsidiary.

     Section 4.11 ERISA. Each Borrower, Subsidiary and Guarantor is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; no Borrower, Subsidiary or Guarantor, or any Commonly Controlled Entity, has completely or partially withdrawn from a Multiemployer Plan; each Borrower, Subsidiary and Guarantor, and each Commonly Controlled Entity, have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither each Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

     Section 4.12 Operation of Business. Each Borrower, Subsidiary and Guarantor possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and no Borrower, Subsidiary or Guarantor is in violation of any valid rights of others with respect to any of the foregoing. Schedule to Section 4.12 is a complete and correct list of all material patents and trademarks of each Borrower, Subsidiary and Guarantor.

     Section 4.13 Taxes. Each Borrower, Subsidiary and Guarantor has filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

     Section 4.14 Debt. Schedule to Section 4.14 is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements in effect on the Closing Date providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which each Borrower, Subsidiary and Guarantor is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding or to be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

     Section 4.15 Environment. Each Borrower, Subsidiary and Guarantor has duly complied in all material respects with, and their respective businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance in all material respects with, the applicable provisions of all applicable federal, state, and local environmental laws, codes and ordinances and all rules and regulations promulgated thereunder (“Environmental Laws”). Each Borrower, Subsidiary and Guarantor has been issued and will maintain all material permits, licenses, certificates, and approvals required by Environmental Laws (collectively “Environmental Permits”) including those relating to (a) air emissions; (b) discharges to surface water or groundwater; (c) noise emissions; (d) solid or liquid waste disposal; (e) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any Environmental Law as hazardous (collectively “Hazardous Materials”); or (f) other environmental matters. A true, accurate, and complete list of all such Environmental Permits is attached hereto as Schedule A to Section 4.15. No Borrower, Subsidiary or Guarantor has received written notice of, or knows of, facts which might constitute any material violations of any Environmental Laws with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. To the knowledge of any Borrower, Subsidiary or Guarantor, except in accordance with an Environmental Permit listed in Schedule A to Section 4.15 or at concentrations that would not violate Environmental Laws, there has been no emission, spill, release, or discharge (“Release”) into or upon (a) the air; (b) soils, or any improvements located thereon; (c) surface water or groundwater; or (d) the sewer, septic system or waste treatment, storage or disposal system servicing the premises; and accordingly except for inventory of raw materials, supplies, work in progress and finished goods that is to be used or sold in the ordinary course of business or de minimis amounts of cleaning or office products or materials used in the construction of the buildings, the premises of each Borrower and its Subsidiaries are free of all such Hazardous Materials. Borrower has not received any written complaint, order, directive, claim, citation, or notice of noncompliance by any governmental authority or any person or entity with respect to (i) air emissions; (ii) Releases to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation, or disposal of Hazardous Materials; or (vi) other environmental matters affecting any Borrower, Subsidiary or Guarantor or its business, operations, assets, equipment, property, leaseholds, or other facilities. To the knowledge of any Borrower, Subsidiary or Guarantor, no Borrower, Subsidiary or Guarantor has any liability with respect to the storage, treatment, cleanup, or disposal of any Hazardous Materials which is not shown on Schedule B to Section 4.15. Set forth in Schedule C to Section 4.15 is a list of all real property owned or leased by each Borrower, Subsidiary or Guarantor, wherever located, and a brief description of the business conducted at such location.

     Section 4.16 Margin Stock. No Borrower, Subsidiary or Guarantor is engaged principally in, or has as an important activity in, the business of extending credit for the purpose of purchasing or carrying of any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System, “BGFRS”), nor will any part of the proceeds of loans made under this Agreement be used, now or ultimately, to purchase or carry such stock or extend such credit or violate in any way Regulations G, T, U, or X, of the BGFRS.

Article V.

AFFIRMATIVE COVENANTS

     So long as any Note shall remain unpaid or any Lender shall have any Commitment under this Agreement, each Borrower and Guarantor will and will cause its Subsidiaries to:

     Section 5.01 Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

     Section 5.02 Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions.

     Section 5.03 Maintenance of Properties. Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

     Section 5.04 Conduct of Business. Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

     Section 5.05 Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

     Section 5.06 Compliance With Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, governmental charges imposed upon it or upon its property, except where the failure to comply would not have a Material Adverse Effect. Anything herein to the contrary notwithstanding, if at any time any requirement of any of the Loan Documents would cause any Borrower to be in violation of any applicable Medicare law or regulation or any applicable Medicaid law or regulation (except as to any Medicaid law or regulation which is pre-empted by any Medicare law or regulation), such requirement shall not be deemed to be applicable to any Borrower hereunder.

     Section 5.07 Right of Inspection any reasonable time and from time to time, permit any Lender or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, each Borrower, Subsidiary and Guarantor, and to discuss the affairs, finances, and accounts of each Borrower, Subsidiary and Guarantor with any of its respective officers and directors and each Borrowers, Subsidiarys and Guarantor’s independent accountants. Agent shall be entitled to conduct at least one (1) field examinations per annum, the cost of which shall be borne by the Borrowers, provided however, upon the occurrence of an Event of Default, there shall be no limitation upon the number of field examinations.

     Section 5.08 Reporting Requirements. Furnish to Agent:

     (a) Quarterly financial statements. As soon as available and in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of each Borrower, consolidated balance sheets of each Borrower and its Subsidiaries as of the end of such quarter, consolidated statements of income and retained earnings of each Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and consolidated statements of changes in cash flow of each Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of each Borrower (subject to year-end adjustments);

     (b) Annual audited financial statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of each Borrower, consolidated balance sheets of each Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of income and retained earnings of each Borrower and its Subsidiaries for such fiscal year, and consolidated statements of changes in cash flow of each Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and standing in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an audited opinion (without qualification or limitation as to scope) thereon acceptable to the Agent by KPMG LLP or other independent accountants selected by each Borrower and acceptable to the Agent;

     (c) Borrowing Base Certificates. Prior to each borrowing and so long as there are any Revolving Facility Loans outstanding in any event within thirty (30) days after the end of each month, each Borrower shall furnish a Borrowing Base Certificate.

     (d) Accounts Receivable Agings. So long as there are any Revolving Facility Loans outstanding, within thirty (30) days after each month, each Borrower shall submit an Accounts Receivable Aging summarizing Accounts Receivable by payer class.

     (e) Management letters. Promptly upon receipt thereof, copies of any reports submitted by independent certified public accountants in connection with examination of the financial statements of each Borrower, Subsidiary and Guarantor made by such accountants;

     (f) Certificate of no Default. Simultaneously with the reports to be furnished pursuant to Section 5.08(a) and (b) above a certificate of the chief financial officer or a duly authorized senior executive officer of each Borrower (i) certifying that to the best of his or her knowledge no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (ii) with computations demonstrating compliance with the covenants contained in Article VII of this Agreement:

     (g) Accountant’s Report. Simultaneously with the delivery of the annual financial statements referred to in Section 5.08(b), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

     (h) Notice of litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting each Borrower or any Subsidiary or Guarantor which, if determined adversely to each Borrower or such Subsidiary or Guarantor, could have a Material Adverse Effect;

     (i) Notice of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by each Borrower with respect thereto, including but not limited to any event of default to any other party.

     (j) ERISA Reports. As soon as possible, and in any event within thirty (30) days after each Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to each Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by each Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to each Borrower or any Commonly Controlled Entity, each Borrower will deliver to Agent a certificate of the chief financial officer of each Borrower setting forth all relevant details and the action which each Borrower proposes to take with respect thereto;

     (k) Reports to other creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to Agent or the Lenders pursuant to any other clause of this Section 5.08;

     (l) Proxy statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which each Borrower or any Subsidiary or any Guarantor sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which each Borrower or any Subsidiary or any Guarantor files with the Securities and Exchange Commission or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

     (m) New Subsidiary. Promptly notify Agent of the formation of any new Subsidiary in accordance with Section 4.10 hereof and comply with all other provisions of this Agreement relating to new Subsidiaries, including but not limited to 2.15 hereof.

     (n) General information. Such other information respecting the condition or operations, financial or otherwise, of each Borrower or any Subsidiary and any Guarantor as Agent may from time to time reasonably request.

     (o) Budget. On or before January 31 of each fiscal year, furnish to the Agent a detailed line item budget, income statement, balance sheet and statement of cash flows for said fiscal year, accompanied by all relevant assumptions made in connection therewith.

     Section 5.09 Environment. material compliance with the provisions of all applicable Environmental Laws; notify Agent immediately of any written notice alleging noncompliance with or liability under any Environmental Law or any Release of Hazardous Materials by Borrower in violation of Environmental Laws; immediately contain and remove any Hazardous Materials, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith unless contested through valid procedure; permit Agent to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Agents request, and at each Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to Agent, and such other and further assurances reasonably satisfactory to Agent that the condition has been corrected.

     Section 5.10 Payments.. Promptly pay all debt, in accordance with its terms unless contested in good faith and appropriate reserves have been created therefor.

Article VI.

NEGATIVE COVENANTS

     So long as any Note shall remain unpaid or any Lender shall have any Commitment under this Agreement, each Borrower and each Subsidiary and each Guarantor will not:

     Section 6.01 Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties and now owned or hereafter acquired, except as hereinafter set forth (“Permitted Liens”).

     (a) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained; provided that each Borrower shall pay any obligations giving rise to such lien immediately upon the commencement of proceedings to foreclose said lien unless same shall be stayed or a surety bond satisfactory to Agent is delivered to the Agent.

     (b) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

     (c) Lien’s under workers’ compensation, unemployment insurance, Social Security, or similar legislation;

     (d) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

     (e) Judgment and other similar Liens that do not constitute an Event of Default, arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

     (f) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by each Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

     (g) Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

          (i)      Any property subject to any of the foregoing is acquired by each Borrower or any Subsidiary in the ordinary course of its respective business and the Lien on any such property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof;

          (ii)      The obligation secured by any Lien so created, assumed, or existing shall not exceed one hundred (100%) percent of the lesser of the cost or the fair market value as of the time of acquisition of the property covered thereby to each Borrower or Subsidiary acquiring the same;

          (iii)      Each such Lien shall attach only to the property so acquired and fixed improvements thereon;

          (iv)      The Debt secured by all such Liens plus the amount of Capital Leases shall not exceed Seventy-Five Million Dollars ($75,000,000) at any time outstanding in the aggregate; and

     (h) Liens set forth on Schedule to Section 6.01; such liens not to be renewed, extended or increased.

     Section 6.02 Debt. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

     (a) Debt of each Borrower under this Agreement or any Note;

     (b) Debt described in Schedule to Section 6.02, provided that voluntary prepayments, renewals, extensions, or refinancing thereof shall be prohibited unless (a) no Event of Default has occurred hereunder and is continuing, and (b) after giving effect to any such renewal, extension, or refinancing, there shall have been no increase in the total amount of Debt described in this Section 6.02;

     (c) Subordinated Debt of each Borrower, Subsidiary and Guarantor.

     (d) Accounts payable to trade creditors for goods or services;

     (e) Debt of each Borrower, Subsidiary and Guarantor secured by purchase-money Liens and Capital Leases permitted by Section 6.01(g);

     (f) Unsecured Debt not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000), including but not limited to such debt assumed in Non-Financed Acquisitions; and

     (g) [INTENTIONALLY OMITTED]

     (h) Intercompany Debt among the Borrowers and any of their Subsidiaries.

     Section 6.03 Mergers, Etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (a) any Subsidiary may merge into or transfer assets to any Borrower and (c) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary so long as said Subsidiary is a Guarantor, and (c) Permitted Acquisitions where a Borrower is the surviving entity and the assets or stock acquired represents no more than 25% of the total assets of Borrowers and Subsidiaries, on a consolidated basis.

     Section 6.04 Leases. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (a) Capital Leases permitted by Section 6.01(g); (b) leases existing on the date of this Agreement and any extensions or renewals thereof; (c) leases (other than Capital Leases) which do not in the aggregate require each Borrower and its Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance, and similar expenses which each Borrower or any Subsidiary is required to pay under the terms of any lease) in any fiscal year of each Borrower in excess of Ten Million Dollars ($10,000,000) and (d) leases between each Borrower and any Subsidiary or between any Subsidiaries so long as any such Subsidiary is a Guarantor hereunder.

     Section 6.05 Sale and Leaseback. Except in connection with Capital Leases permitted hereunder, sell, transfer, or otherwise dispose of, or permit any Subsidiary or Guarantor to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

     Section 6.06 Dividends. Except for dividends between Borrowers, or between Borrowers and Guarantors, declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of each Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock except for the Board approved repurchase plan or in connection with repurchase upon death or termination of employees up to a maximum of Twenty Million Dollars ($20,000,000) in the aggregate; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of its Subsidiaries or Guarantors to purchase or otherwise acquire for value any stock of each Borrower or another Subsidiary, except that each Borrower may declare and deliver dividends and make distributions payable solely in common stock of each Borrower.

     Section 6.07 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except: (1) inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business including but not limited to items such as assets acquired in connection with Permitted Acquisitions where, in the opinion of Borrower, the retention of such assets is not in the best interests of Borrower; (3) that any Subsidiary may sell, lease, assign, or otherwise transfer its assets to each Borrower and (4) sale of notes, accounts, etc. for collection in the ordinary course of business.

     Section 6.08 Investments. Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person, except:

          (a)      Investments in readily marketable, direct obligations the United States of America or obligations guaranteed by the United States of America which mature no later than one year from the date of the investment;

          (b)      Dollar denominated Certificate of Deposits issued by a domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000) (rated investment grade or better by Moody’s or S&P’s);

          (c)      Prime (A-1, P-1 rated) commercial paper;

          (d)      Permitted Acquisitions;

          (e)      Loans and advances to employees and officers not to exceed $100,000 in the aggregate at any time (non-cash loans and non-cash advances related to stock options shall be permitted); and

          (f)      Fixed income securities which are investment grade when acquired.

     Section 6.09 Guaranties, Etc. Except for guarantees by one Borrower or Guarantor of the obligations of another Borrower or Guarantor, assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     Section 6.10 Transactions With Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of each Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to each Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

     Section 6.11 Material Alteration. Materially alter the nature of its business.

     Section 6.12 Use of Loan Proceeds. Use any portion of the Loan Proceeds for a purpose other than that specifically set forth in Section 2.09 hereof.

Article VII.

FINANCIAL COVENANTS

     Unless otherwise specifically stated all Financial Covenants hereinafter set forth shall be tested quarterly for all Borrower, Guarantors and Subsidiaries on a consolidated basis.

     So long as any Note shall remain unpaid or any Lender shall have any Commitment under this Agreement:

     Section 7.01 Current Ratio. Borrower will not permit the ratio of (a) current assets less prepaid expenses to (b) current liabilities (excluding liabilities under any 364-Day Facility Term Loan) to be less than 2.00 to 1.00.

     Section 7.02 Net Income. For each trailing four quarter period, Borrower shall show a positive net income.

     Section 7.03 Total Funded Debt to Pro Forma EBITDA. For each trailing four quarter period, Borrower will not permit the ratio of Total Funded Debt to Pro Forma EBITDA to be greater than 2.50 to 1.00 at any time.

     Section 7.04 Fixed Charge Coverage Ratio. For each trailing four quarter period, Borrower will not permit the ratio of (a) EBITDA minus cash taxes minus Unfunded Capital Expenditures divided by (b) the current portion of Total Funded Debt (excluding the current portion of the Revolving Facility Notes and the 364-Day Facility Term Loan Notes) plus interest expense (net of interest income) (i) for the four quarters ending prior to December 30, 2001, to be less than 1.30 to 1.00, and (ii) for each trailing four quarters thereafter, to be less than 1.50 to 1.00.

     Section 7.05 Minimum Effective Net Worth. Borrower shall, at the Closing Date, have an Effective Net Worth of at least One Hundred Thirty Million Dollar ($130,000,000) (“Minimum Effective Net Worth”). Borrower shall further maintain an Effective Net Worth which shall be the Effective Net Worth as of the end of the quarter proceeding the date of computation, plus 85% of the positive net income at the end of the quarter for which the computation is being made, plus eighty-five percent (85%) of any Capital Event occurring in the quarter for which the computation is being made without deduction for any net loss.

     Section 7.06 Interest Coverage. For each trailing four quarter period, Borrower will not permit the ratio of (a) EBITDA minus Unfunded Capital Expenditures divided by (b) interest expense (net of interest income), to be less than 3.5 to 1.00.

Article VIII.

EVENTS OF DEFAULT

     Section 8.01 Events of Default. If any of the following events shall occur:

     (a) Any Borrower shall (i) fail to pay the principal of, any Note when due, or (ii) fail to pay interest or any commitment or other fee or reimbursement obligation, as and when due and payable, within five (5) days after such amount becomes due;

     (b) Any representation or warranty made or deemed made by any Borrower in this Agreement or by any Guarantor in the Guaranty or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

     (c) Any Borrower or Guarantor shall fail to perform or observe any term, covenant, or agreement contained in Articles V and the expiration of twenty (20) days thereafter;

     (d) Any Borrower or Guarantor shall fail to perform or observe any term, covenant, or agreement contained in Articles VI or VII;

     (e) Any Borrower or any of their respective Subsidiaries or any Guarantor shall (i) fail to pay any indebtedness having an outstanding principal balance in excess of Five Hundred Thousand Dollars ($500,000) (other than the Notes) of such Borrower or such Subsidiary or such Guarantor, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

     (f) Each Borrower or any of its Subsidiaries or any Guarantor (i) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of sixty (60) days or more; or (v) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (vi) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged;

     (g) One or more judgments, decrees, or orders for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate shall be rendered against any Borrower or any of its Subsidiaries, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

     (h) Any Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Guarantor or the Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under, the Guaranty;

     (i) Any Security Agreement shall, at any time after its execution and delivery pursuant and for any reason cease (i) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement, other than property which is subject to a Permitted Lien; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary or any Guarantor, or any Borrower, Subsidiary or Guarantor shall deny that it has any further liability or obligation under the Security Agreement, or any Borrower, Subsidiary or Guarantor shall fail to perform any of its material obligations under the Security Agreement;

     (j) Any of the following events shall occur or exist with respect to any Borrower and any Commonly Controlled Entity under ERISA: (i) any Reportable Event shall occur; (ii) complete or partial withdrawal from any Multiemployer Plan shall take place; (iii) any Prohibited Transaction shall occur; (iv) a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or (v) circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject any such Borrower to any tax, penalty, or other liability;

     (k) If any federal, state, or local agency asserts or creates a Lien upon assets, equipment, property, leaseholds or other facilities of a Borrower having an aggregate value in excess of $100,000 by reason of the Release of Hazardous Material; or if any federal, state, or local agency asserts a claim against any Borrower and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs in excess of $100,000 relating to Release of Hazardous Material; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim (i) such Borrower can prove to the satisfaction of the Required Lenders that such Borrower has commenced and is diligently pursuing either: (A) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (B) proceedings for an injunction, a restraining order or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter resolved or reversed on appeal; and (ii) in either of the foregoing events, such Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to the Required Lenders and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim.

     (l) Any Material Adverse Change has occurred since the date of the most recent financial statements delivered to the Agent before or after the date hereof.

     (m) The occurrence of any material loss, theft, substantial damage or destruction of or to any material portion of the property or assets of the Borrower or any Guarantor which constitutes a Material Adverse Change;

     (n) [INTENTIONALLY OMITTED]

     (o) The making or issuance of any levy, seizure, attachment, execution or similar process against any property of Borrower or any Guarantor in excess of $75,000 which constitutes a Material Adverse Change;

     (p) The suspension or loss of any license or permit necessary to operate the business of Borrower or any Guarantor which constitutes a Material Adverse Change;

     (q) The occurrence of a change in Voting Control.

     Upon the occurrence of any Event of Default (A) if such event is an Event of Default specified in subsection (f) of this Section with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

     With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Agent, for the benefit of the Issuing Lender and the Letter of Credit Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations shall have been satisfied and all other Obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Agent, for the account of the Issuing Lender and the Letter of Credit Participants, such further documents and instruments as the Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

     Without limiting the foregoing, upon the occurrence of any Event of Default, Agent may, and, upon the request of the Required Lenders, shall, at any time and from time to time, take any and all such action as Agent may elect to enforce any and all rights and interest created and existing under the Loan Documents or arising under applicable law, including, without limitation, all rights and remedies existing under the Security Agreements (the enumeration of any such rights not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights).

     Further, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to any Borrower (any such notice being expressly waived by each Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of a Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or such Lender’s Note or any other Loan Document, irrespective of whether or not Agent or such Lender shall have made any demand under this Agreement or such Lender’s Note or such other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers (with a copy to Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 8.01 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

Article IX.

AGENCY PROVISIONS

     Section 9.01 Authorization and Action. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of Agent shall be mechanical and administrative in nature and Agent shall not by reason of this Agreement be a trustee or fiduciary for any Lender. Agent shall have no duties or responsibilities except those expressly set forth herein. Agent shall furnish the Lenders with copies of any financial reports received by Agent pursuant to paragraphs 5.08(a), 5.08(b), 5.08(e), 5.08(f) and 5.08(g), promptly after receipt thereof by Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or applicable law.

     Section 9.02 Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to the Lenders and shall not be responsible to the Lenders for any statements, warranties, or representations made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of the Borrowers, or to inspect the property (including the books and records) of the Borrowers; (e) shall not be responsible to the Lenders for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

     Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. In all cases the Agent shall be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

     Section 9.03 Rights of Agent as a Lender. With respect to its Commitment, the Loans made by it and the Note issued to it, Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrowers, any of its Subsidiaries and any Person who may do business with or own securities of the Borrowers or any Subsidiary, all as if Agent were not Agent and without any duty to account therefor to the Lenders.

     Section 9.04 Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Agent hereunder, Agent shall have no duty or responsibility to provide the Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers or any of them, any Guarantor or any Subsidiary (or any of their respective Affiliates) which may come into the possession of Agent or any of its Affiliates.

     Section 9.05 Indemnification. The Lenders to indemnify Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective amounts of their Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any action taken or omitted by Agent under this Agreement, provided that Agent shall be liable for any portion of any of the foregoing resulting from Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, the Lenders agree to reimburse Agent (to the extent not reimbursed by the Borrowers) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement.

     Section 9.06 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     Section 9.07 Successor Agent. Agent may resign at any time by giving at least sixty (60) days’ prior written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least One Billion Dollars ($1,000,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     Section 9.08 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Note held by it in excess of its ratable share of payments on account of the Notes obtained by all the Lenders, such Lender shall purchase from the other Lenders such participations in the Notes held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 9.08 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     Section 9.09 Successors and Assigns, Participations and Assignments

     (a) This Agreement shall be binding upon and inure to the benefit of each Borrower, the Lenders, the Agent and their respective successors and assigns, except that each Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

     (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and each Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Each Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 9.08 as fully as if it were a Lender hereunder. Each Participant shall be entitled to the benefits of subsections 2.10, 2.11, 2.12 and 2.13 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; so long as such Participant shall have complied with the requirements of this subsection provided that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of IMPATH Inc. (which consent shall not be required if an Event of Default has occurred and is continuing) and the Agent (which consents shall not be unreasonably withheld), to an additional bank or financial institution (so long as such assignee is either a domestic U.S. bank or a U.S. branch of a foreign bank and has unrestricted capital of at least Five Hundred Million Dollars ($500,000,000) (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit H hereto, executed by such Assignee, such assigning Leader (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agent) and delivered to the Agent for its acceptance and recording in the Register (as defined herein), provided that, in the case of any such assignment to an additional bank or financial institution (unless such assignment is made at a time when an Event of Default shall have occurred and be continuing, for a period in excess of 60 days), (i) the sum of the aggregate principal amount of the Loans, the aggregate amount of the Letter of Credit Obligations and the aggregate amount of the Revolving Credit Commitments being assigned and (ii) if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans, the aggregate amount of the Letter of Credit Obligations and the aggregate amount of the Revolving Credit Commitments remaining with the assigning Lender, are each not less than Five Million Dollars ($5,000,000) (or such lesser amount as may be agreed to by each Borrower and the Agent). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Leader’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

     (d) The Agent, on behalf of each Borrower, shall maintain at the address of the Agent referred to in subsection 10.02 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, the Agent and the Leaders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by each Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agent) together with payment to the Agent of a registration and processing fee of $3,500 from the Assignor or the Assignee, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and each Borrower.

     (f) Each Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning each Borrower and its Affiliates which has been delivered to such Lender by or on behalf of each Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of each Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

     (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

Article X.

MISCELLANEOUS

     Section 10.01 Amendments, Etc. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with any Borrower written amendments, supplements, or modifications hereto and to the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lenders Commitments, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by each Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral, or release any Guarantor or Borrower, in each case without the written consent of the Lenders, or (iii) amend, modify or waive any provision of Article 9 without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon each Borrower, the Lenders, the Agent and all future holders of the Loans. In the case of any waiver, each Borrower, the Lenders and the Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

     Section 10.02 Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which any Borrower is a party shall be in writing (including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or delivered, if to each Borrower, at its address at 521 West 57th Street, New York, New York 10019, Attention: Chief Financial Officer; and if to Fleet National Bank, at its address at 1185 Avenue of the Americas, New York, New York 10036, Attention: Paul Chau; and if to The Bank of New York, at its address at 1290 Avenue of the Americas, 3rd Floor, New York, New York 10104, Attention: Gina Beyer; and if to Key Corporate Capital Inc., at its address at 127 Public Square, Cleveland, Ohio 44114, Attention: John M. Langenderfer; and if to Agent, at its address at 1185 Avenue of the Americas, New York, New York 10036, Attention: Christian Covello, Vice President, Corporate Banking; or, as to each party, at such other address as shall be designated by such party in a written notice to all other parties complying as to delivery with the terms of this Section 10.02. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to the telegraph company, or sent certified mail, return receipt received, respectively, addressed as aforesaid, except that notices to Agent pursuant to the provisions of Article II shall not be effective until received by Agent.

     Section 10.03 No Waiver. No failure or delay on the part of any Lender or Agent in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

     Section 10.04 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of each Borrower, each Lender, Agent and their respective successors and assigns, except that each Borrower may not assign or transfer any of its rights under any Loan Document to which each Borrower is a party without the prior written consent of the Required Lenders.

     Section 10.05 Costs, Expenses, and Taxes. Each Borrower agrees to pay on demand all costs and expenses reasonably incurred by Agent in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for Agent, incurred in connection with advising Agent as to its rights and responsibilities hereunder. Each Borrower also agrees to pay all such costs and expenses, including court costs, incurred by the Agent in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, each Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees. This provision shall survive termination of this Agreement.

     Section 10.06 Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

     Section 10.07 Indemnity. Each Borrower, Subsidiary and Guarantor hereby agrees to defend, indemnify, and hold Agent and the Lenders harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorneys fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of any Borrower, or any Subsidiaries or any Guarantor, their predecessors in interest, or any third parties with whom any of them has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person or arising from this Agreement or the loans made hereunder except for those caused by Agent’s gross negligence or willful misconduct. This indemnity shall survive termination of this Agreement.

     Section 10.08 Governing. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

     Section 10.09 Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 10.10 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

     Section 10.11 Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

     Section 10.12 Jury Trial Waiver; Jurisdiction, Etc. EACH BORROWER AND EACH GUARANTOR AND SUBSIDIARY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION/ PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OF ANY OF THE LENDERS HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION. EACH BORROWER HEREBY FURTHER AGREES THAT THE FOLLOWING COURTS:

     State Court - Any state or local court of the State of New York;

     Federal Court - United States District Court for the Southern District of New York;

or at the option of Agent, any court in which Agent shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy, shall have exclusive jurisdiction to hear and determine any claims or disputes between any Borrower and Agent pertaining directly or indirectly to this Agreement or to any matter arising in connection with this Agreement. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts, hereby waiving personal service of the summons and complaint, or other process of papers issued therein, and agreeing that service of such summons and complaint, or other process or papers, may be made by registered or certified mail addressed to the Borrowers at the address set forth herein. Should any Borrower fail to appear or answer any summons, complaint, process or papers so served within thirty (30) days after the mailing thereof, it shall be deemed in default and an order and/or judgment may be entered against it as demanded or prayed for in such summons, complaint, process or papers. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce the same in any appropriate jurisdiction. Agent may have rights against any or all of the Borrowers, now or in the future, in its capacity as secured party, creditor, or in any other capacities. Such rights may include the right to deprive any such Borrower of or affect the use of or possession or enjoyment of such Borrower’s property; and in the event Agent deems it necessary to exercise any of such rights prior to the rendition of a final judgment against any such Borrower, or otherwise, such Borrower may be entitled to notice and/or hearing under the Constitution of the United States and/or State of New York, New York statutes (to determine whether or not Agent has a probable cause to sustain the validity of Agent’s claim), or the right to notice and/or hearing under other applicable state or federal laws pertaining to prejudgment remedies prior to the exercise by Agent of any such rights. Each Borrower expressly waives any such right to prejudgment remedy notice or hearing to which such Borrower may be entitled; provided, however, that this waiver shall not include a waiver of such rights as such Borrower shall have to prior notice of the proposed disposition of Collateral by Agent. Specifically and without limiting the generality of the foregoing, each Borrower recognizes that in certain instances Agent has and shall continue to have an absolute right to effect collection of any of the Receivables or Collateral with respect to which Agent holds a security interest without the necessity of according to each Borrower any prior notice or hearing. This shall be a continuing waiver and remain in full force and effect so long as any Borrower is obligated to Agent.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

AGENT:

Fleet National Bank By: /s/ Paul Chau —————————————— Name: Paul Chau Title: Senior Vice President

BORROWERS:

IMPATH Inc. By: /s/ Richard C. Rosenzweig —————————————— Name: Richard C. Rosenzweig Title: Vice President and Secretary

IMPATH Predictive Oncology, Inc. By: /s/ Richard C. Rosenzweig —————————————— Name: Richard C. Rosenzweig Title: Vice President and Secretary

IMPATH-BIS Inc. By: /s/ Richard C. Rosenzweig —————————————— Name: Richard C. Rosenzweig Title: Vice President and Secretary

Medical Registry Services, Inc. By: /s/ Richard C. Rosenzweig —————————————— Name: Richard C. Rosenzweig Title: Vice President and Secretary

IMPATH-BCP, Inc. By: /s/ Richard C. Rosenzweig —————————————— Name: Richard C. Rosenzweig Title: Vice President and Secretary

IMPATH-PCRL Inc. By: /s/ Richard C. Rosenzweig —————————————— Name: Richard C. Rosenzweig Title: Vice President and Secretary

IMPATH-HDC Inc. By: /s/ Richard C. Rosenzweig —————————————— Name: Richard C. Rosenzweig Title: Vice President and Secretary

IMPATH Information Services, Inc. By: /s/ Richard C. Rosenzweig —————————————— Name: Richard C. Rosenzweig Title: Vice President and Secretary

LENDERS:

Fleet National Bank By: /s/ Paul Chau —————————————— Name: Paul Chau Title: Senior Vice President

The Bank of New York By: /s/ Gina Beyer —————————————— Name: Gina Beyer Title: Vice President

Key Corporate Capital Inc. By: /s/ John M. Langenderfer —————————————— Name: John M. Langenderfer Title: Vice President